UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Data of earliest event reported): February 10, 2020

X4 PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38295	27-3181608
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

955 Massachusetts Avenue, 4th Floor
Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

(857) 529-8300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	XFOR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (240.12b-2 of this chapter). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act  ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendments to Employment Arrangements
On February 10, 2020, the Compensation Committee of the Board of Directors of X4 Pharmaceuticals, Inc. (the “Company”) reviewed the Company’s existing employment arrangements as part of its ongoing evaluation of the Company’s executive compensation programs. After its review, the Compensation Committee decided that it was in the best interests of the Company and its stockholders to make modifications to such arrangements in order to update its severance and change of control protection arrangements with certain eligible executives after reviewing current market practices related to severance arrangements and benefit levels related thereto both in connection with and in the absence of a change of control of the Company.

The Compensation Committee approved the material terms for amendments to the existing employment arrangements between the Company and Paula S. Ragan, Ph.D., the Company’s President and Chief Executive Officer, and between the Company and Adam S. Mostafa, the Company’s Chief Financial Officer and Treasurer. These amendments modify certain of the provisions of Dr. Ragan’s and Mr. Mostafa’s employment agreements, respectively, related to severance and change of control arrangements.

Under this amendment to Dr. Ragan’s amended and restated executive employment agreement, in the event of termination of Dr. Ragan’s employment by the Company without “Cause” or by Dr. Ragan with “Good Reason” (as such terms are defined in Dr. Ragan’s employment agreement) within twelve (12) months of a “Change of Control” of the Company (as such term is defined in Dr. Ragan’s amended and restated executive employment agreement), Dr. Ragan’s severance period shall be increased to an eighteen (18) month period from the date of termination. Such severance period reflects an increase from the prior twelve (12) month period.

Under this amendment to Mr. Mostafa’s amended and restated executive employment agreement, in the event of termination of Mr. Mostafa’s employment by the Company without “Cause” or by Mr. Mostafa with “Good Reason” (as such terms are defined in Mr. Mostafa’s employment agreement) within twelve (12) months of a “Change of Control” of the Company (as such term is defined in Mr. Mostafa’s amended and restated executive employment agreement), Mr. Mostafa’s severance period shall be increased to a twelve (12) month period from the date of termination. Such severance period reflects an increase from the prior six (6) month period.

Additionally, under these amendments, in the event of a termination by the Company without “Cause” or by Dr. Ragan or Mr. Mostafa, respectively, with “Good Reason” following a Change of Control, each of Dr. Ragan and Mr. Mostafa shall be entitled to receive 100% of her or his Annual Bonus (as such term is defined in Dr. Ragan’s or Mr. Mostafa’s respective employment agreement) for the calendar year in which the termination occurs, rather than a pro-rata portion of such Annual Bonus based on the period worked during such calendar year prior to termination.

The Compensation Committee also approved the framework for severance and change of control arrangements for certain eligible executives, who are defined to be an employee of the Company having the position of Senior Vice President or higher. These severance benefits will not be applicable to certain executive officers, including Dr. Ragan and Mr. Mostafa, who have separate individual severance and change of control benefits contained in their employment arrangements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

X4 PHARMACEUTICALS, INC.

Date: February 13, 2020	By:	/s/ Derek Meisner
Derek Meisner
General Counsel and Secretary